Exhibit 10.2

Execution Version

FOUNDER VOTING AND SUPPORT AGREEMENT

This Founder Voting and Support Agreement (this “Agreement”) is made as of September 21, 2022, by and among (i) The Beneficient Company Group, L.P. (the “Company” and, prior to the Conversion (as defined below), “BCG”), (ii) Avalon Acquisition, Inc., a Delaware corporation (“Avalon”), and (iii) certain equityholders of BCG and/or Beneficient Company Holdings, L.P. (“BCH” and together with BCG, the “Partnerships”) set forth on the signature pages hereto (each a “Holder” and collectively, the “Holders”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, on or about the date hereof, (a) the Company, (b) Avalon, (c) Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub I”), and (d) Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub II”) have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”) pursuant to which (and subject to the terms and conditions set forth therein) (i) Merger Sub I will merge with and into Avalon, with Avalon continuing as the surviving entity (the “Avalon Merger”), and as a result of which, among other matters, (x) Avalon shall become a wholly-owned subsidiary of the Company and (y) each issued and outstanding share of Avalon Common Stock immediately prior to the Avalon Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Company Class A Common Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law, and (ii) following consummation of the Avalon Merger, the surviving company of the Avalon Merger will merge with and into Merger Sub II, with Merger Sub II surviving (the “LLC Merger” and, together with the Avalon Merger, the “Mergers”);

WHEREAS, prior to Closing, BCG will be recapitalized including, among other things, as follows: (i) the limited partnership agreement of BCG will be amended to create one new subclass of BCG common units, the Class B Common Units (the “BCG Class B Common Units”), and the existing common units will be renamed the Class A Common Units (the “BCG Class A Common Units” and together with the BCG Class B Units, the “BCG Units”); (ii) certain holders of the Preferred Series A Subclass 1 Unit Accounts of BCH will convert certain BCH Preferred Series A Subclass 1 Unit Accounts to Class S Ordinary Units of BCH, which BCH Class S Ordinary Units will be contributed to BCG in exchange for BCG Class A Common Units and/or BCG Class B Common Units; and (iii) certain holders of the Preferred Series C Subclass 1 Unit Accounts of BCH may convert certain of such BCH Preferred C Subclass 1 Unit Accounts to newly issued BCG Class A Common Units (the “Initial Recapitalization”);

WHEREAS, following the Initial Recapitalization, BCG will convert from a Delaware limited partnership into a Nevada corporation and change its name to “Beneficient” (the “Conversion”), and in connection therewith, each BCG Partnership Unit issued and outstanding immediately before the effective time of the Conversion (including, for the avoidance of doubt, Preferred Series B-1 Unit Accounts and Preferred Series B-2 Unit Accounts) shall automatically be converted into Company Common Shares, and without limiting the foregoing, each BCG Class A Common Unit shall be converted into one and twenty-five hundredths (1.25) Company Common Shares;

WHEREAS, as of the date hereof, each Holder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote the securities of the Partnerships set forth on the signature page of this Agreement which securities and any additional shares of BCG Units (or any securities convertible into or exercisable or exchangeable for such securities) in which the applicable Holder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization (including the Initial Recapitalization), combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Securities”);

WHEREAS, the board of managers of the general partner of each Partnership has approved the Plan of Conversion, the Conversion and the Initial Recapitalization (collectively, the “Transactions”); and

WHEREAS, as a condition to the willingness of the Company and Avalon to enter into the Business Combination Agreement, and as an inducement and in consideration therefor, and in view of the valuable consideration to be received by the Holders thereunder, and the expenses and efforts to be undertaken by the Company and Avalon to consummate the Business Combination Agreement, the Mergers and the Transactions, the Company, Avalon and the Holders desire to enter into this Agreement in order for the Holders to provide certain assurances to the Company and Avalon regarding the manner in which the Holders are bound hereunder, in their capacity as equityholders of the Partnerships, to vote the Securities during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”) with respect to the Plan of Conversion, the Conversion and the Initial Recapitalization.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.       Covenant to Vote in Favor of the Transactions. Each Holder unconditionally and irrevocably agrees, with respect to all of the Securities, during the Voting Period, such Holder will:

(a)       at each meeting of the limited partners of each Partnership (collectively, the “Limited Partners”) or any class or series thereof, and in each written consent or resolutions of any of the Limited Partners in which such Holder is entitled to vote or consent, be present for such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Securities (A) in favor of: (i) the adoption and approval of the Plan of Conversion, (ii) the approval of the Conversion, (iii) the approval of the Initial Recapitalization, and (iv) such other matters as BCG and Avalon shall hereafter mutually determine to be necessary or appropriate in order to effect each Holders portion of the Initial Recapitalization, and (B) to vote the Securities in opposition to any other action or proposal involving Avalon that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Closing under the Business Combination Agreement or the Plan of Conversion not being fulfilled; and

(b)       execute and deliver all related documentation and take such other action in support of the Plan of Conversion, the Conversion and the Initial Recapitalization as shall reasonably be requested by the Company or Avalon in order to carry out the terms and provisions of this Section 1.

2.       RESERVED.

3.       Other Covenants.

(a)       No Transfers. Each Holder agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without the joint written consent of Avalon and the Company, (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Securities; (ii) grant any proxies or powers of attorney with respect to any or all of the Securities; (iii) permit to exist any lien of any nature whatsoever (other than those imposed by this Agreement, applicable securities Laws or the limited partnership agreements, as amended, of the applicable Partnership, as in effect on the date hereof) with respect to any or all of the Securities; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting any Holder’s ability to perform its obligations under this Agreement. Each Holder agrees with, and covenants to, the Company and Avalon that such Holder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Securities during the term of this Agreement without the prior written consent of the Company.

(b)       Permitted Transfers. Section 3(a) shall not prohibit a Transfer of Securities by any Holder (i) to any family member or trust for the benefit of any family member, (ii) to any shareholder, member or partner of such Holder, if an entity, (iii) to any Affiliate of such Holder, (iv) to any person or entity if and to the extent required by any non-consensual Order, by divorce decree or by will, intestacy or other similar applicable Law or (v) to any exchange or conversion of Securities as permitted under the terms of the limited partnership agreements of the Limited Partnerships, so long as, in the case of the foregoing clauses (i), (ii), (iii) and (iv), the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement.

(c)       Changes to Securities. In the event of a share dividend or distribution, or any change in the share capital of the Company by reason of any share dividend or distribution, share split, recapitalization (including the Initial Recapitalization), combination, conversion, exchange of shares or the like, the term “Securities” shall be deemed to refer to and include the Securities as well as all such share dividends and distributions and any securities into which or for which any or all of the Securities may be changed or exchanged or which are received in such transaction. Each Holder agrees, during the Voting Period, to notify the Company and Avalon promptly in writing of any changes in such Holder’s ownership of the limited partnership interests in either Partnership.

(d)       Compliance with this Agreement. Each Holder agrees that, during the Voting Period, such Holder will not take or agree or commit to take any action that would make any representation and warranty of such Holder contained in this Agreement inaccurate in any material respect, except for transfers as permitted by, and in accordance with, Section 3(b) above.

(e)       Registration Statement. During the Voting Period, each Holder agrees to provide to the Company, Avalon and their respective Representatives any information regarding such Holder or the Securities that is reasonably requested by the Company, Avalon or their respective Representatives for inclusion in Form S-4.

(f)       Publicity. No Holder shall issue any press release or otherwise make any public statements with respect to the Business Combination Agreement, the Mergers, the Transactions or the transactions contemplated herein without the prior written approval of Avalon and the Company, unless such information was already made available publicly by Avalon or the Company. Nothing herein shall (a) restrict any Holder’s right to furnish or disclose to its limited partners, members or shareholders, any information with respect to the Transactions or the transactions contemplated herein or (b) grant any Holder any right to disclose information which Holder is prohibited from disclosing pursuant to a non-disclosure agreement. Each Holder understands that, prior to the announcement by Avalon and the Company, the Plan of Conversion and related agreements and the terms thereof constitute material non-public information and may not be used or disclosed by such Holder. Each Holder hereby authorizes Avalon and the Company to publish and disclose in any announcement or disclosure required by the SEC or Nasdaq (including all documents and schedules filed with the SEC in connection with the foregoing), such Holder’s identity and ownership of the Securities and the nature of such Holder’s commitments and agreements under this Agreement and the Plan of Conversion.

4.       Representations and Warranties of Holder. Each Holder hereby represents and warrants to the Company as follows, except to the extent set forth in a schedule delivered by the Holders to the Company and Avalon prior to the execution by the Holders of this Agreement:

(a)       Binding Agreement. Each Holder (i) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (ii) if not a natural person, is (A) a corporation, limited liability company, company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (B) has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If any Holder is not a natural person, the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by such Holder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of such Holder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of each Holder, enforceable against each Holder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). Each Holder understands and acknowledges that the Company and Avalon are entering into the Business Combination Agreement in reliance upon the execution and delivery of this Agreement by each Holder.

(b)       Ownership of Securities. As of the date hereof, each Holder has beneficial ownership over the type and number of the Securities set forth under such Holder’s name on the signature page hereto, is the lawful owner of such Securities, has the sole power to vote or cause to be voted such Securities, and has good and valid title to such Securities, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities Laws or the limited partnership agreements, as amended, of the applicable Partnership, as in effect on the date hereof. Except for the Securities and other securities of the Partnerships set forth under each Holder’s name on the signature page hereto, as of the date of this Agreement, no Holder is a beneficial owner or record holder of any: (i) equity securities of the Partnerships, (ii) securities of the Partnerships having the right to vote on any matters on which the holders of equity securities of the Partnerships may vote or which are convertible into or exchangeable for, at any time, equity securities of the Partnerships or (iii) options, warrants or other rights to acquire from the Partnerships any equity securities or securities convertible into or exchangeable for equity securities of the Partnerships.

(c)       No Conflicts. Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, if any, no filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by any Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby, which, if required, has not been obtained prior to the date hereof. None of the execution and delivery of this Agreement by any Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby shall (i) conflict with or result in any breach of the certificate of incorporation, bylaws or other comparable organizational documents of any Holder, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which any Holder is a party or by which any Holder or any of the Securities or its other assets may be bound, or (iii) violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair a Holder’s ability to perform its obligations under this Agreement in any material respect.

(d)       No Inconsistent Agreements. Each Holder hereby covenants and agrees that, except for this Agreement, such Holder (i) has not entered into, nor will such Holder enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Securities inconsistent with such Holder’s obligations pursuant to this Agreement, (ii) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Securities and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of such Holder contained herein untrue or incorrect in any material respect or have the effect of preventing such Holder from performing any of its material obligations under this Agreement.

5.       Miscellaneous.

(a)       Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate, and none of the Company, Avalon or the Holders shall have any rights or obligations hereunder, upon the earliest to occur of (i) the mutual written consent of the Company, Avalon and the Holders, (ii) the effective time of the Avalon Merger (following the performance of the obligations of the parties hereunder required to be performed at or prior to the effective time of the Avalon Merger), (iii) the date of termination of the Business Combination Agreement in accordance with its terms, and (iv) at the election of the Holders, any amendment to the Business Combination Agreement or any waiver of any provision of the Business Combination Agreement which amendment or waiver is adverse to any Holder in a manner disproportionate to the other Limited Partners as a whole. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party’s material breach of, or fraud committed in connection with, this Agreement prior to such termination. Notwithstanding anything to the contrary herein, the provisions of this Section 5(a) shall survive the termination of this Agreement.

(b)       Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Except for transfers as permitted by, and in accordance with, Section 3(b) above, this Agreement and all obligations of the Holders are personal to the Holders and may not be assigned, transferred or delegated by any Holder at any time without the prior written consent of the Company and Avalon, and any purported assignment, transfer or delegation without such consent shall be null and void ab initio.

(c)       Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d)       Governing Law; Jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 5(d).

(e)       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(E).

(f)       Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g)       Capacity as a Limited Partner. Each Holder signs this Agreement solely in such Holder’s capacity as a Limited Partner, and not in such Holder’s capacity as a member of the board of managers of the general partner, an officer, or an employee of either Partnership. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a member of the board of managers of the general partner or an officer of either Partnership in the exercise of his or her fiduciary duties as a member of the board of managers of the general partner or an officer of the Company or prevent or be construed to create any obligation on the part of any member of the board of managers of the general partner or an officer of either Partnership from taking any action in his or her capacity as such a member of the board of managers of the general partner or officer.

(h)       Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Avalon: Avalon Acquisition Inc. 2 Embarcadero Center, 7th Floor San Francisco, CA 94111 Attn: Craig Cognetti	with a copy (which will not constitute notice) to: Venable LLP 1270 Avenue of the Americas, 24th Floor New York, NT 10020 Attn: William N. Haddad Email: WNHaddad@Venable.com

If to the Company to:	with a copy (which will not constitute notice) to:

The Beneficient Company Group, L.P.	Haynes and Boone, LLP
325 N Saint Paul St., Suite 4850	2323 Victory Ave., Suite 700
Dallas, Texas 75201	Dallas, TX 75219
Attn: General Counsel	Attn: Matthew L. Fry
E-mail: LegalNotices@beneficient.com	E-mail: matt.fry@haynesboone.com

If to Holder, to: the address set forth under Holder’s name on the signature page hereto, with a copy (which will not constitute notice) to Haynes and Boone, LLP, if not the party sending the notice, each of Avalon and the Company (and each of their copies for notices hereunder).

(i)       Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only, in the case of an amendment, with the written consent of the Company, Avalon and the Holders, or, in the case of a waiver, with the written consent of the party against whom the waiver is to be effective. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j)       Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k)       Specific Performance. Each Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by any Holder, money damages will be inadequate and that the Company and Avalon will not have adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by any Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company and Avalon shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by any Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(l)       Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel, if applicable) in connection with the entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

(m)       No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among the Holders, Avalon and the Company, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Limited Partners entering into voting agreements with Avalon or the Company. Each Holder has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in Avalon or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Securities. All rights, ownership and economic benefits of each Holder in and relating to the Securities of such Holder shall remain vested in and belong to the applicable Holder, and Avalon shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct such Holder in the voting or disposition of any of the Securities, except as otherwise provided herein.

(n)       Further Assurances. From time to time, at another party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(o)       Entire Agreement. This Agreement (together with the Business Combination Agreement to the extent referred to herein) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Transaction Agreements. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Avalon or the Company or any of the obligations of any Holder under any other agreement between such Holder and Avalon or the Company or any certificate or instrument executed by any Holder in favor of Avalon or the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Avalon or the Company or any of the obligations of any Holder under this Agreement.

(p)       Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile or electronic signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(q)       Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Avalon, the Company or the Holders under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby provided that such other person does not take or direct or cause the Holder to take any action in contravention of the Holders’ obligations under this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

Company:

THE BENEFICIENT COMPANY GROUP, L.P.

By:	/S/ James G. Silk
Name:	James G. Silk
Title:	Executive Vice President & Chief Legal Officer

Avalon:

AVALON ACQUISITION, INC.

By:	/S/ Craig Cognetti
Name:	S. Craig Cognetti
Title:	Chief Executive Officer

Signature Page

to Founder Voting and Support Agreement

HOLDER:

BENEFICIENT HOLDINGS, INC.

By:	/S/ Jamie R. Crable
Name:	Jamie R. Crable
Title:	Authorized Signatory

Number and Type of Securities:

BCG Common Units:
BCG Preferred Series B-1 Unit Accounts:
BCG Preferred Series B-2 Unit Accounts:
BCH Preferred Series A Subclass 0 Unit Accounts:	$206,262,822
BCH Preferred Series A Subclass 1 Unit Accounts:	$821,257,664
BCH Preferred Series A Subclass 2 Unit Accounts:
BCH Preferred Series C Subclass 0 Unit Accounts:
BCH Preferred Series C Subclass 1 Unit Accounts:
BCH Subclass 1 Class A Units:
BCH Subclass 2 Class A Units:
BCH Class S Ordinary Units:	5,071,950
BCH Class S Preferred Units:	49,899
BCH Subclass 1 FLP Unit Accounts:	100%
BCH Subclass 2 FLP Unit Accounts:
BCH Subclass 3 FLP Unit Accounts:	100%
Warrants or other convertible securities:

Address for Notice:

Address:	325 N Saint Paul St., Suite 4850
Dallas, Texas 75201
Attn: General Counsel
Facsimile No.:
Telephone No.:
Email:	LegalNotices@beneficient.com

Holder Signature Page

to Founder Voting and Support Agreement